EXHIBIT 5.1


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                                                    (Logo of WACHOVIA)
Kenneth W. McAllister
General Counsel

Wachovia Corporation
301 North Main Street
Winston Salem, NC 27150


                                 April 28, 1994

Wachovia Corporation
301 North Main Street
P.O. Box 3099
Winston-Salem, North Carolina 27150

  RE: Registration Statement on Form S-8 Relating to the
      Wachovia Corporation Stock Plan

Gentlemen:

  I am familiar with the proceedings taken by Wachovia Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on
Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to the issuance and sale of up to 6,000,000 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"), pursuant to the Wachovia Corporation Stock Plan (the "Plan").

  As counsel for the Company, I have reviewed the Plan and the Registration Statement, and I have examined and am familiar with the records relating to the organization of the Company, including its articles of incorporation, bylaws and all amendments thereto, and the records of all proceedings taken by the Board of Directors and shareholders of the Company pertinent to the rendering of this opinion.

  Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, upon issuance pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Sincerely,
                              (Signature of Kenneth W. McAllister)
                              Kenneth W. McAllister